1. Name and Address of Reporting Person
   Calarco, Vincent A.
   One American Lane
   Greenwich, CT 06831
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President and CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               503624         D
Common Stock                    12/31/2002            J <F1>    400         A   $0.0000    12318          I           BEP Trust
Common Stock                                                                               33833          I           By Trusts for
                                                                                                                      Sons
Common Stock                                                                               58872          I           By Wife
Common Stock                    12/31/2002            J <F2>    6606.7457   A   $0.0000    41931.3332     I           DRIP
Common Stock                    12/31/2002            J <F3>    512.5       A   $0.0000    50203.4924     I           ESOP TRUST
Common Stock                    12/31/2002            J <F4>    9742        A   $0.0000    457222.1       I           LTIP TRUST
                                                                                                                      (1988)
Common Stock                    12/31/2002            J <F5>    3795        A   $0.0000    179793.41      I           LITP TRUST
                                                                                                                      (1TA)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $7.25                                                     11/21/2012 Common                      211207  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.92                                                     11/22/2011 Common                      337374  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      375000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.3437                                                   11/19/2009 Common                      788015  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $9.3125  12/31/2         J <F6>          89262 08/04/1999 11/17/2000 Common  89262    $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
NQ Stock    $13                                                       11/18/2005 Common                      102308  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.3437                                                  11/14/2008 Common                      250000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.5                                                     09/21/2006 Common                      472416  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.625                                                   11/19/2004 Common                      71163   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $16.875                                                   11/16/2006 Common                      120000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $18.3125 12/31/2         J <F6>          84540 08/04/1999 11/16/2001 Common  84540    $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
NQ Stock    $19.1875 12/31/2         J <F6>          44789 08/04/1999 11/21/2002 Common  44789    $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
NQ Stock    $19.3125                                                  11/20/2003 Common                      54823   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $26.4063                                                  11/07/2007 Common                      120000  D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.25                                                     10/22/2012 Common                      13793   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12626   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $8.3437                                                   10/19/2009 Common                      11985   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $13                                                       10/18/2005 Common                      7692    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.5                                                     08/21/2006 Common                      27584   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.625                                                   10/19/2004 Common                      6837    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $18.3125 12/31/2         J <F6>          5460  08/04/1999 10/16/2001 Common  5460     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
ISO Stock   $19.1875 12/31/2         J <F6>          5211  08/04/1999 10/21/2002 Common  5211     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
ISO Stock   $19.3125                                                  10/20/2003 Common                      5177    D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
These shares were acquired during the fiscal year pursuant to the Rabbi Trust Plan and through reinvestments of dividends paid on the shares in this fund.
<F2>
These shares were acquired during the fiscal year pursuant to the Registrant's Dividend Reinvestment Plan and through the reinvestment of dividends paid on the shares in this fund.
<F3>
These shares were acquired during the fiscal year pursuant to the Registrant's ESOP Plan and through reinvestment of dividends paid on the shares in this fund.
<F4>
These shares were acquired during the fiscal year pursuant to the 1988 Long Term Incentive Plan and through reinvestment of dividends paid on the shares in this fund.
<F5>
These shares were acquired during the fiscal year pursuant to the 1988 Long Term Incentive Plan and through reinvestment of dividends paid on the shares in this fund.
<F6>
Expired by its term without exercise or payment.

SIGNATURE OF REPORTING PERSON
/s/ Vincent A. Calarco

DATE
01/22/2003